Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

LSI INDUSTRIES INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity issued pursuant to Amended and Restated 2019 Omnibus Award Plan (1)	Common Stock no par value per share	Rule 457(c) and 457(h)	2,350,000	$13.77 (3)	$32,359,500	.0001102	$3,567
Total Offering Amounts
Total Fee Offsets								N/A
Net Fee Due

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(1)

Pursuant to the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover shares of common stock (“Common Stock”) of LSI Industries Inc. (the “Registrant”) to be offered or issued in connection with any stock splits, stock dividends or similar transactions, whether pursuant to the terms of the LSI Industries, Inc Amended and Restated 2019 Omnibus Award (the “Plan”) or otherwise.

(2)	Represents the total number of shares of Common Stock being registered hereby.
(3)

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h), based upon the average of the high and low prices of the Common Stock on The NASDAQ Global Select Market as of February 2, 2023.